UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2013

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

Effective as of June 6, 2013, Gulfport Energy Corporation (“Gulfport”) entered into an Eighth Amendment (the “Eighth Amendment”) to its senior secured revolving credit agreement, originally dated as of September 30, 2010, as subsequently amended (the “Credit Agreement”), among Gulfport, as borrower, The Bank of Nova Scotia, as administrative agent and letter of credit issuer and lead arranger, and certain lenders and agents party thereto. The Eighth Amendment (a) lowered the Applicable Rate set forth in the Credit Agreement (i) from a range of 1.75% to 2.50% to a range of 1.50% to 2.50% for eurodollar rate loans and (ii) from a range of 0.75% to 1.50% to a range of 0.50% to 1.50% for base rate loans, (b) extended the maturity date from May 3, 2015 to June 6, 2018, (c) provided for an increase in the borrowing base from $40,000,000 to $50,000,000, (d) amended certain provisions relating to limitations on investments, and (e) made certain other minor amendments.

The preceding summary of the Eighth Amendment is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Number	Exhibit
10.1	Eighth Amendment to Credit Agreement, effective as of June 6, 2013, among Gulfport Energy Corporation, as borrower, The Bank of Nova Scotia, as administrative agent and letter of credit issuer, and certain lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: June 12, 2013	By:	/s/ Michael G. Moore
Michael G. Moore
Chief Financial Officer

Exhibit Index

Number	Exhibit
10.1	Eighth Amendment to Credit Agreement, effective as of June 6, 2013, among Gulfport Energy Corporation, as borrower, The Bank of Nova Scotia, as administrative agent and letter of credit issuer, and certain lenders party thereto.